SGV BANCORP, INC.
EXHIBIT NO. 11: STATEMENT RE: COMPUTATION OF EARNINGS PER SHARE


                                                   Six Months Ended
                                                  December 31, 1996
                                                  -----------------
                                         (in thousands except per share amounts)

Net Loss                                                        $    (48)
                                                                ========

Weighted average shares outstanding                                2,343

Common stock equivalents due to dilutive
 effect on stock options                                               0
                                                                --------

Total weighted average common shares
 and equivalents outstanding                                       2,343
                                                                ========

Primary earnings per share                                      $  (0.02)
                                                                ========
Total weighted average common shares
 and equivalent outstanding                                        2,343

Additional dilutive shares using the end of
 period market value versus the average
 market value when applying the treasury
 stock method                                                          0
                                                                --------

Total weighted average common shares and
 equivalent outstanding for fully diluted
 computation                                                       2,343
                                                                ========

Fully diluted earnings per share                                $  (0.02)
                                                                ========